Randy Granovetter Named President of Voice Assist

LAKE FOREST, Calif., Dec. 2, 2010 /PRNewswire-FirstCall/ -- Voice Assist, Inc. (OTC Bulletin Board:MUEX.ob - News), the leading developer of hosted speech services and voice "in-application" technology, announced today that Randy Granovetter is joining its executive team as president.  An industry veteran in the mobile/wireless/unified communications industry, Ms. Granovetter brings over 20 years of executive management experience to Voice Assist.

"Randy has an established, well-deserved reputation as an industry leader with a proven track record of bringing innovative new products to market and driving successful operations and executing corporate business strategy," said Michael Metcalf, CEO of Voice Assist.  "Her expertise in moving early stage products to commercial grade products and services with wide adoption by industry leaders such as Microsoft, QUALCOMM and Jabra will help accelerate our plans as we begin to bring innovative products and services out into the marketplace."

"It is extremely exciting for me to join the team here at Voice Assist.  The technology that the Voice Assist team has developed is uniquely differentiated and well positioned to create a substantial impact in the market.  The Voice Assist safe driving suite of applications combined with the 'voice in-application' development program will create a whole new category of cloud-based hosted speech services for mobile application developers, consumer and enterprise users," said Randy Granovetter.  "I have been quite impressed with the team and its accomplishments.  We will be moving forward to drive Voice Assist into the next growth phase of the company."

Before joining Voice Assist, Ms. Granovetter was the general manager for the Microsoft Innovations Team. Her team's charter was to champion innovation from across the company, developing community-based techniques and tools for sharing and capturing co-workers new ideas.  She was also responsible for developing and introducing new mobile, wireless, IP-PBX and VoIP technologies for emerging markets and security products.

Prior to Microsoft, Ms. Granovetter was vice president at Qualcomm for QUALCOMM's Enterprise, Co-Branding and MVNO strategy development in Qualcomm Internet Services (QIS), the QUALCOMM division chartered with driving applications and services for the wireless Internet.  She was also the founder and CEO of Jabra Corporation (prior to the GN Netcom acquisition), president of Blyth Software Corporation and president of Digital Orchid.

Ms. Granovetter holds a master of arts in language development and special education and bachelor of science degrees in special education, elementary education and language development from Vanderbilt University.  She has received several industry awards including Star of the Industry by Computer Telephony Magazine and the Distinguished Woman Award by Telemarketing Magazine and Call Center Solutions, Order of the Long Leaf Pine in North Carolina presented by Governor Hunt, and the MacUser Magazine Award for Desktop Publisher of the Year.

About Voice Assist, Inc.

Headquartered in Lake Forest, Calif., Voice Assist is a hosted and speech services company that enables voice in any application, network and device.  The company's cloud-based speech platform eliminates the need to use a keyboard or keypad to interact, and enables users to communicate, connect or transact using any application on any phone or device.  The Voice Assist platform includes a fast and safe way to make calls, manage your e-mails, send text messages and post to social networks such as Facebook and Twitter by voice commands and  provides a scalable solution for developers to add voice to any application.  For more information on the company, visit http://www.voiceassist.com.